EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Post-Effective Amendment No. 2 to Registration Statement No. 333-60151 on Form S-8 regarding the AK Steel Holding Corporation Stock Incentive Plan,

(2)
Post-Effective Amendment No. 1 to Registration Statement No. 333-82035 on Form S-8 regarding the 1993 Long-Term Incentive Plan of Armco Inc., the Amended 1993 Long-Term Incentive Plan of Armco Inc., the 1996 Incentive Plan of Armco Inc., and Armco Inc. and Subsidiaries 1988 Stock Option Plan,

(3)	Post-Effective Amendment No. 4 to Registration Statement No. 333-04505 on Form S-8 regarding the AK Steel Holding Corporation Stock Incentive Plan,

(4)	Post-Effective Amendment No. 7 to Registration Statement No. 33-84578 on Form S-8 regarding the AK Steel Holding Corporation 1994 Stock Incentive Plan,

(5)	Registration Statement No. 333-124296 on Form S-8 regarding the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of January 16, 2003),

(6)	Post-Effective Amendment No. 1 to Registration Statement No. 333-166303 on Form S-3 regarding the offering of 500,000 Shares of AK Steel Holding Corporation Common Stock,

(7)	Registration Statement No. 333-168541 on Form S-8 regarding the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of March 18, 2010),

(8)
Registration Statement No. 333-194078 on Form S-3 regarding the registration of debt securities for AK Steel Corporation and the registration of common stock, preferred stock, and guarantees for AK Steel Holding Corporation, of our report dated February 21, 2014 (except for Note 19, as to which the date is May 9, 2014), with respect to the consolidated financial statements of AK Steel Holding Corporation for the year ended December 31, 2013 included in this Current Report (Form 8-K) of AK Steel Holding Corporation.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio
May 9, 2014